EXHIBIT 99.1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the Schedule 13D to which this Joint Filing Agreement is attached is filed on behalf of each of the undersigned with respect to the shares of common stock, par value $0.01 per share, of Citizens Community Bancorp, Inc., a Maryland corporation, and that all subsequent amendments to such statement on Schedule 13D may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or her contained herein and therein, but none of them shall be responsible for the completeness and accuracy of the information concerning the others except to the extent that he or she knows that such information is inaccurate.

Dated: June 4, 2026

/s/ Gale Hoese
Gale Hoese

/s/ Andrew Schornack
Andrew Schornack

/s/ Jill Schornack
Jill Schornack

/s/ David Schornack
David Schornack

/s/ Denise Schornack
Denise Schornack

/s/ Jonathan Hoese
Jonathan Hoese

/s/ Tamara Retka
Tamara Retka

/s/ Noah Retka
Noah Retka

/s/ Joseph Schornack
Joseph Schornack